EXHIBIT 10.16(a)
CHARTER PARTY
FIRST AMENDMENT
On January 20, 1995, Caruthersville Riverboat Entertainment, Inc. a Missouri corporation, 207 Grandview Drive, Ft. Mitchell, KY 41017 (“Owner”) and Greenville Riverboat, LLC, a Mississippi limited liability company, 207 Grandview Drive, Ft. Mitchell, KY 41017 (“Charterer”) entered into a Charter Party Agreement. The parties wish to amend this agreement effective January 19, 2004, as follows:
1.	Section two of the original agreement provided that the agreement would terminate on January 19, 2004. The parties desire to extend the term of the agreement for an additional five years, until January 19, 2009.

2.	Section two of the original agreement provided that the monthly rent would be “an amount necessary to amortize a $5 million loan in equal monthly installments over a period of seven years with interest at the prime rate in effect on January 20, 1997.” The parties desire to amend the agreement to provide for monthly rent of $78,555.30 plus applicable sales and use taxes.
All other terms and provisions of the original agreement are to remain in force.
In witness whereof, each party has caused the agreement to be executed this 24 day of September, 2003.

Owner: Caruthersville Riverboat Entertainment, Inc.

by	/s/ William J. Yung

William J. Yung, President

Charterer: Greenville Riverboat, LLC

by:	Wimar Tahoe Corporation
Managing Member

by	/s/ William J. Yung

William J. Yung, President